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                                                                     EXHIBIT 3.3



                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                MEDIBUY.COM, INC.


        Dennis J. Murphy hereby certifies that:

        ONE: The original name of this corporation was HS.com, Inc. and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was August 18, 1998. This corporation changed its name to medibuy.com, inc. and filed an Amended and Restated Certificate of Incorporation on January 29, 1999. This corporation also filed an Amended and Restated Certificate of Incorporation on March 16, 1999, filed an Amended and Restated Certificate of Incorporation on June 8, 1999, filed a Certificate of Amendment to its Amended and Restated Certificate of Incorporation on November 1, 1999, filed a Certificate of Amendment to its Amended and Restated Certificate of Incorporation on December 7, 1999 and filed an Amended and Restated Certificate of Incorporation on December 21, 1999.

        TWO: He is the duly elected and acting Chief Executive Officer and President of MEDIBUY.COM, INC., a Delaware corporation.

        THREE: The Amended and Restated Certificate of Incorporation, as amended, of this corporation is hereby amended and restated in its entirety to read as follows:

                                       I.

        The name of the corporation is MEDIBUY.COM, INC. (hereinafter referred to as the "Company" or the "Corporation").

                                       II.

        The address of the registered office of the Corporation in the State of Delaware is:

                      National Corporate Research, Ltd.
                      9 East Loockerman Street
                      Dover, DE  19901
                      County of Kent

        The name of the Corporation's registered agent at said address is National Corporation Research, Ltd.

                                      III.

        The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.



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                                       IV.

        A. This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is one hundred fifteen million (115,000,000). One hundred million (100,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($0.001) (the "Common Stock"). Fifteen million (15,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($0.001) (the "Preferred Stock").

        Effective at the time of filing with the Secretary of State of the State of Delaware of this Amended and Restated Certificate of Incorporation, each issued and outstanding share of the Corporation's Common Stock shall, automatically and without any action on the part of the respective holders thereof, be converted into two (2) shares of the Corporation's Common Stock. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock and Preferred Stock of the Corporation (voting together on an as-if-converted basis, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law ("DGCL")).

        B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate (a "Preferred Stock Designation") pursuant to the DGCL, to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

        C. Sixty-eight thousand one hundred (68,100) of the authorized shares of Preferred Stock are hereby designated "Series A Preferred Stock" (the "Series A Preferred"). Three hundred thirty-four thousand nine hundred seven (334,907) of the authorized shares of Preferred Stock are hereby designated "Series B Preferred Stock" (the "Series B Preferred"). Five million (5,000,000) of the authorized shares of Preferred Stock are hereby designated "Series C Preferred Stock" (the "Series C Preferred"). Two million eight hundred thousand (2,800,000) of the authorized shares of Preferred Stock are hereby designated "Series D Preferred Stock" (the "Series D Preferred").

        D. The rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred are as follows:

               1.     DIVIDEND RIGHTS.

                      The holders of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred, in preference to the holders of any Common Stock or other class or series



                                       2.
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of capital stock of the Corporation ("Junior Stock"), shall be entitled to receive dividends when, as and if declared by the Board of Directors, but only out of funds legally available therefor. So long as any shares of Preferred Stock shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Junior Stock, nor shall any shares of any Junior Stock of the Corporation be purchased, redeemed, or otherwise acquired for value by the Corporation (except for acquisitions of Common Stock by the Corporation pursuant to agreements previously approved by the Corporation's Board of Directors which permit the Corporation to repurchase such shares upon termination of services to the Corporation or in exercise of the Corporation's right of first refusal pursuant to agreements previously approved by the Corporation's Board of Directors upon a proposed transfer) unless a dividend is paid with respect to all outstanding shares of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred in an amount for each share of such Preferred Stock equal to or greater than the aggregate amount of such dividends payable with respect to the number of shares of Common Stock into which each such share of Preferred Stock could then be converted. The rights to dividends on shares of Preferred Stock shall not be cumulative. The provisions of this Section 1 shall not, however, apply to (i) a dividend payable solely in Junior Stock, (ii) the acquisition of shares of any Junior Stock in exchange for other shares of Junior Stock, (iii) any redemption of shares pursuant to Section 5; or (iv) any repurchase of any outstanding securities of the Corporation that is unanimously approved by the Corporation's Board of Directors. The holders of Preferred Stock expressly waive their rights, if any, as described in the California General Corporation Law sections 502, 503 and 506 as they relate to repurchases of shares upon termination of employment or service as a consultant or director.

               2.     VOTING RIGHTS.

                      (a) GENERAL RIGHTS. Except as otherwise provided herein or as required by law, the Series A Preferred, the Series B Preferred, the Series C Preferred and the Series D Preferred shall be voted with the Common Stock and not as a separate class, at any annual or special meeting of stockholders of the Corporation, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred, respectively, shall be entitled to such number of votes as shall be equal to the number of shares of Common Stock into which such holder's aggregate number of shares of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred are convertible (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting (or if no such record date is established, at the date such vote is taken) or the effective date of such written consent. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of each series of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). Each holder of Common Stock shall be entitled to one (1) vote for each share of Common Stock held.

                      (b) SEPARATE VOTE OF PREFERRED STOCK. In addition to the rights of any series of Preferred Stock which may from time to time come into existence, and in addition to any other vote or consent required herein or by law, the prior affirmative vote or written consent of the holders of at least a majority of the outstanding Series A Preferred, Series B Preferred,



                                       3.
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Series C Preferred and Series D Preferred, voting together as a single class on an as-if-converted basis, shall be necessary for effecting or validating the following actions:

                             (i) Any amendment, alteration, or repeal of any
provision of the Certificate of Incorporation of the Corporation (including any filing of a Certificate of Designation) that alters or changes the voting powers, preferences, rights, privileges or restrictions of the Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred, or that otherwise materially and adversely affects the voting powers, preferences, rights, privileges or restrictions of the Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred;

                             (ii) Any issuance, authorization or any
designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into or exchangeable for equity securities of the Corporation with a ranking senior to or on a parity with the Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred in right of redemption, liquidation preference, voting or dividends, or any increase in the authorized or designated number of any such new class or series;

                             (iii) Any Asset Transfer or Acquisition (each as
defined in Section 3(c));

                             (iv) Any voluntary dissolution or liquidation of
the Corporation;

                             (v) Any sale of any subsidiary or equity securities
of any subsidiary;

                             (vi) Engaging in any business that is substantially
different from the Corporation's business as of the Series C Preferred Original Issue Date (as defined below).

                             (vii) Any redemption or repurchase of Common Stock
or other equity securities of the Corporation except for (A) redemptions pursuant to Section 5, (B) repurchases pursuant to agreements approved by the Board of Directors which permit the Corporation to repurchase such shares upon termination of an employee's or consultant's services to the Corporation or (C) acquisition upon exercise of the Corporation's right of first refusal pursuant to agreements approved by the Board of Directors upon a proposed transfer).

                      (c) BOARD OF DIRECTORS. The Corporation shall not, without the written consent or affirmative vote of (i) the holders of at least a majority of the then outstanding Common Stock consenting or voting (as the case may be) as a single class and (ii) the holders of at least a majority of the then outstanding Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred, each consenting or voting (as the case may be) together as a single class, increase or decrease the maximum number of directors constituting the Board of Directors from ten (10). The holders of a majority of Common Stock and Series A Preferred, voting together as a single class, shall be entitled to elect four (4) members of the Corporation's Board of Directors (the "Common and Series A Directors") at each meeting or pursuant to each consent of the Corporation's stockholders for the election of directors, and to remove from office



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such directors and to fill any vacancy caused by the resignation, death or removal of such directors. For so long as the outstanding shares of Series B Preferred represent 900,000 (subject to adjustments for stock dividends, stock distributions, stock splits, reverse stock splits or combinations of shares) or more shares of the voting stock of the Corporation on an as converted and fully diluted basis, the holders of the Series B Preferred, voting as a single class, shall be entitled to elect one (1) member of the Corporation's Board of Directors (the "Series B Director") at each meeting or pursuant to each consent of the Corporation's stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director. For so long as the outstanding shares of Series C Preferred and Series D Preferred represent 900,000 (subject to adjustments for stock dividends, stock distributions, stock splits, reverse stock splits or combinations of shares) or more shares of the voting stock of the Corporation on an as converted and fully diluted basis, the holders of Series C Preferred and Series D Preferred, voting together as a single class, shall be entitled to elect three (3) members of the Corporation's Board of Directors (the "Series C and D Directors") at each meeting or pursuant to each consent of the Corporation's stockholders for the election of directors, and to remove from such office such director and to fill any vacancy caused by the resignation, death or removal of such director. All of the holders of Common Stock and Preferred Stock of the Corporation, voting as a single class, shall elect the remaining members of the Corporation's Board of Directors (the "Combined Class Directors") at each meeting or pursuant to each consent of the Corporation's Stockholders for the election of directors, and to remove from such office such director and to fill any vacancy caused by the resignation, death or removal of such director. No person entitled to vote at an election for directors may cumulate votes to which such person is entitled, unless, at the time of such election, the Corporation is subject to Section 2115 of the California General Corporation Law ("CGCL").

               3.     LIQUIDATION RIGHTS.

                      (a) Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of Series A Preferred, Series B Preferred or Common Stock, subject to the rights of any series of Preferred Stock that may from time to time come into existence, the holders of Series C Preferred and Series D Preferred shall be entitled to be first paid out of the assets of the Corporation an amount per share of Series C Preferred and Series D Preferred, respectively, equal to their respective Original Issue Price (as defined below) plus all declared and unpaid dividends on the Series C Preferred and Series D Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each share of Series C Preferred and Series D Preferred held by them. After the holders of Series C Preferred and Series D Preferred receive an amount equal to their Original Issue Prices plus all declared and unpaid dividends (if any), subject to the rights of any series of Preferred Stock that may from time to time come into existence, the holders of the Series A Preferred and the Series B Preferred shall be entitled to be paid out of the assets of the Corporation an amount per share of Series A Preferred and Series B Preferred, respectively, equal to their respective Original Issue Price plus all declared and unpaid dividends on the Series A Preferred and Series B Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each share of Series A Preferred and Series B Preferred held by them. If, upon any such liquidation, distribution, or winding up, the assets of the Corporation shall be insufficient to make payment in full to all holders of Series A Preferred, Series B Preferred, Series C Preferred



                                       5.
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and Series D Preferred of the liquidation preference set forth in this Section
3(a), subject to the rights of any series of Preferred Stock that may from time to time come into existence, then such assets shall be first distributed among the holders of Series C Preferred and Series D Preferred ratably in proportion to the full amounts to which they would otherwise be respectively entitled based on their respective liquidation preferences and thereafter, if any assets are remaining, be distributed among the holders of Series A and Series B Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled based on their respective liquidation preferences.

                      (b) After the payment of the full liquidation preference of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred as set forth in Section 3(a) above, and any other distribution that may be required with respect to any series of Preferred Stock that may from time to time come into existence, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock.

                      (c) The following events shall be considered a liquidation under this Section:

                             (i) any consolidation or merger of the Corporation
with or into any other corporation or other entity or person, or any other transaction (including without limitation, a sale of stock or a recapitalization) in which the stockholders of the Corporation immediately prior to such consolidation, merger or other transaction own less than 50% of the surviving entity's voting power immediately after such consolidation, merger or other transaction excluding any consolidation or merger effected exclusively to change the domicile of the Corporation (an "Acquisition"); or

                             (ii) a sale of all or substantially all of the
assets of the Corporation in a single transaction or series of related transactions (an "Asset Transfer").

                      (d) In either of such events described in clause 3(c)(i) or 3(c)(ii) above, if the consideration received by this Corporation is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors. Any securities shall be valued as follows:

                             (i) Securities not subject to investment letter or
other similar restrictions on free marketability covered by (ii) below:

                                    (a) If traded on a securities exchange or
through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty
(30) day period ending three (3) days prior to the closing;

                                    (b) If actively traded over-the-counter, the
value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and



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                                    (c) If there is no active public market, the
value shall be the fair market value thereof, as determined by the Board of Directors.

                             (ii) The method of valuation of securities subject
to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i) (A), (B) or (C) to reflect the approximate fair market value thereof, as determined by the Board of Directors.

                      (e) ORIGINAL ISSUE PRICE. The "Original Issue Price" of
(i) the Series A Preferred shall be ten dollars ($10.00) per share, (ii) the Series B Preferred shall be fifteen dollars ($15.00) per share, (iii) the Series C Preferred shall be three dollars and sixty cents ($3.60) per share and (iv) the Series D Preferred shall be twelve dollars and nine cents ($12.09) per share.

               4.     CONVERSION RIGHTS.

                      The holders of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall have the following rights with respect to the conversion of such shares into shares of Common Stock (the "Conversion Rights"):

                      (a) OPTIONAL CONVERSION. Subject to and in compliance with the provisions of this Section 4, any shares of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred may, at the option of the holder, be converted at any time and from time to time into the number of fully-paid and nonassessable shares of Common Stock as is determined by multiplying the "Series A Preferred Conversion Rate," the "Series B Preferred Conversion Rate," "Series C Preferred Conversion Rate" or the "Series D Preferred Conversion Rate" as applicable, then in effect (determined as provided in Section 4(b)) by the respective number of shares of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred, respectively, being converted.

                      (b) CONVERSION RATES. The conversion rate in effect at any time for conversion of the Series A Preferred (the "Series A Preferred Conversion Rate"), the Series B Preferred (the "Series B Preferred Conversion Rate"), the Series C Preferred (the "Series C Preferred Conversion Rate") and the Series D Preferred (the "Series D Preferred Conversion Rate"), respectively, shall be the quotient obtained by dividing the Original Issue Price of the Series A Preferred, the Series B Preferred, the Series C Preferred and the Series D Preferred, respectively, by the "Series A Preferred Conversion Price," the "Series B Preferred Conversion Price," the "Series C Conversion Price," and the "Series D Preferred Conversion Price" respectively, calculated as provided in Section 4(c).

                      (c) CONVERSION PRICES. The conversion price for the Series A Preferred, the Series B Preferred, the Series C Preferred and the Series D Preferred, respectively, shall initially be the respective Original Issue Price of the Series A Preferred (the "Series A Preferred Conversion Price"), the Series B Preferred (the "Series B Preferred Conversion Price"), the Series C Preferred (the "Series C Preferred Conversion Price") and the Series D Preferred (the "Series D Conversion Price"). Such initial Series A Preferred Conversion Price, Series B



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Preferred Conversion Price, Series C Preferred Conversion Price and Series D
Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 4. Further, after giving effect to the ten-for-one (____-for-____) stock split being effected by the filing of this Amended and Restated Certificate of Incorporation, the Series A Preferred Conversion Price is $_______ per share, the Series B Preferred Conversion Price is $_______ per share, the Series C Preferred Conversion Price is $_______ per share and the Series D Preferred Conversion Price is $_______ per share. All references herein to the Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series C Preferred Conversion Price and Series D Preferred Conversion Price shall mean the Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series C Preferred Conversion Price and Series D Preferred Conversion Price, respectively, as so adjusted and then in effect.

                      (d) MECHANICS OF CONVERSION. Each holder of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value determined by the Board of Directors as of the date of such conversion), any declared and unpaid dividends on the shares of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred being converted and (ii) in cash (at the Common Stock's fair market value determined by the Board of Directors as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred, as applicable. In the event less than all shares represented by a surrendered certificate are converted, a new certificate shall be issued to the holder representing the unconverted shares. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, the conversion may, at the option of any holder tendering Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive Common Stock upon conversion of such Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred shall not be deemed to have converted such Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred until immediately prior to the closing of such sale of securities.

                      (e) ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. The term "Original Issue Date" shall mean (i) with respect to the Series A Preferred, January 29, 1999,



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(ii) with respect to the Series B Preferred, March 17, 1999, (iii) with respect to the Series C Preferred, the date the first share of Series C Preferred is issued, and (iv) with respect to the Series D Preferred, [August ____, 1999]. If the Corporation shall at any time or from time to time after the applicable Original Issue Date effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Preferred Stock, the Series A Preferred Conversion Price, the Series B Preferred Conversion Price, the Series C Preferred Conversion Price and the Series D Preferred Conversion Price, as applicable, in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the Series A Preferred Conversion Price, the Series B Preferred Conversion Price, the Series C Preferred Conversion Price and Series D Preferred Conversion Price, as applicable, in effect immediately before the combination shall be proportionately increased. Any adjustment under this
Section 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

                      (f) ADJUSTMENT FOR COMMON STOCK DIVIDENDS AND
DISTRIBUTIONS.

                             (i) If the Corporation at any time or from time to
time after the applicable Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Series A Preferred Conversion Price, the Series B Preferred Conversion Price, the Series C Preferred Conversion Price or the Series D Preferred Conversion Price, as applicable, that are then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Series A Preferred Conversion Price, the Series B Preferred Conversion Price, the Series C Preferred Conversion Price or the Series D Preferred Conversion Price, as applicable, then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Preferred Conversion Price, the Series B Preferred Conversion Price, the Series C Preferred Conversion Price and the Series D Preferred Conversion Price, as applicable, shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Preferred Conversion Price, the Series B Preferred Conversion Price, the Series C Preferred Conversion Price and the Series D Preferred Conversion Price, as applicable, shall be adjusted pursuant to this
Section 4(f) to reflect the actual payment of such dividend or distribution.

                             (ii) If the Corporation at any time or from time to
time after the applicable Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, any distribution payable in securities or other property of the Corporation other than Common Stock and other than as otherwise adjusted in this Section 4, then and in each such event provision shall be made so that the holders of the Series A Preferred



                                       9.
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Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series
D Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities and other property which they would have received had their shares of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities and other property receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred
Stock.

                      (g) ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If at any time or from time to time after the applicable Original Issue Date, the Common Stock issuable upon the conversion of the Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section 3(c) as to which Section 3 applies or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), in any such event each holder of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred, as applicable, shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

                      (h) REORGANIZATIONS, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. If at any time or from time to time after the applicable Original Issue Date, there is a capital reorganization of the Common Stock (other than an Acquisition or Asset Transfer as defined in Section 3(c) as to which Section 3 applies or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4), as a part of such capital reorganization, provision shall be made so that the holders of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred, as applicable, shall thereafter be entitled to receive upon conversion of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred, as applicable, the number of shares of stock or other securities or property of the Corporation to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred, as applicable, after the capital reorganization such that the provisions of this Section 4 (including adjustment of the Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series C Preferred Conversion Price and Series D Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series



                                      10.

A Preferred, Series B Preferred, Series C Preferred and Series D Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

                      (i)    SALE OF SHARES BELOW APPLICABLE CONVERSION PRICE.

                             (i) If at any time or from time to time after the
applicable Original Issue Date, the Corporation issues or sells, or is deemed by the express provisions of this Section 4(i) to have issued or sold, Additional Shares of Common Stock (as defined in Section 4(i)(iv) below), other than as a dividend or other distribution on any class of stock as provided in Section 4(f) above, and other than a subdivision or combination of shares of Common Stock as provided in Section 4(e) above, for an Effective Price (as defined in Section 4(i)(iv) below) less than the then effective Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series C Preferred Conversion Price or Series D Preferred Conversion Price, as applicable, then and in each such case the then existing Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series C Preferred Conversion Price or Series D Preferred Conversion Price, as applicable, shall be reduced, as of the opening of business on the date of such issue or sale, to a price (calculated to the nearest tenth of a cent) determined by multiplying the Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series C Preferred Conversion Price or Series D Preferred Conversion Price, as applicable, by a fraction (i) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the aggregate consideration received (as defined in Section 4(i)(ii)) by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series C Preferred Conversion Price or Series D Preferred Conversion Price, as applicable, and (ii) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock issued and outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities outstanding (including rights to acquire convertible securities and the conversion of such securities into Common Stock) on the day immediately preceding the given date.

                             (ii) For the purpose of making any adjustment
required under this Section 4(i), the consideration received by the Corporation for any issue or sale of securities shall (A) to the extent it consists of cash, be computed at the net amount of cash received by the Corporation after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issue or sale but without deduction of any expenses payable by the Corporation, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined in Section 4(i)(iii)) or rights or options to purchase either Additional Shares of Common



                                      11.

Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

                             (iii) For the purpose of the adjustment required
under this Section 4(i), if the Corporation issues or sells (i) stock or other securities convertible into, or exchangeable for, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as "Convertible Securities") or (ii) rights or options (including warrants) for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series C Preferred Conversion Price or Series D Preferred Conversion Price, as applicable, in each case the Corporation shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares (for the purpose of computing the "Effective Price") an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; provided that if in the case of Convertible Securities the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses; provided further that if the minimum amount of consideration payable to the Corporation upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further that if the minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of the Series A Preferred Conversion Price, the Series B Preferred Conversion Price, the Series C Preferred Conversion Price and the Series D Preferred Conversion Price, as applicable, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Series A Preferred Conversion Price, the Series B Preferred Conversion Price, the Series C Preferred Conversion Price or the Series D Preferred Conversion Price, as applicable, as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Series A Preferred Conversion Price, the Series B Preferred Conversion Price, the Series C Preferred Conversion Price and the Series D Preferred Conversion Price, as applicable, which



                                      12.

would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for (w) the consideration actually received by the Corporation upon such exercise, plus (x) the consideration, if any, actually received by the Corporation for the granting of all such rights or options, whether or not exercised, plus (y) the consideration received for issuing or selling the Convertible Securities, whether or not converted, plus (z) the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred.

                             (iv) "Additional Shares of Common Stock" shall mean
all shares of Common Stock issued by the Corporation or deemed to be issued pursuant to this Section 4(i), other than (A) shares of Common Stock issued upon conversion of the Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred, (B) shares of Common Stock and/or options, warrants or other Common Stock purchase rights, and the Common Stock issued pursuant to such options, warrants or other rights after the Original Issue Date to employees, officers or directors of, or consultants or advisors to the Corporation or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors, (C) shares of Common Stock issued pursuant to the exercise of options, warrants or convertible securities outstanding as of the Original Issue Date, (D) shares of Common Stock and/or options, warrants or other Common Stock purchase rights, and the Common Stock issued pursuant to such options, warrants or other rights, issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination approved by the Board of Directors, (E) shares of Common Stock issued pursuant to any equipment leasing or loan arrangement, or debt financing from a bank or similar financial or lending institution approved by the Board of Directors, and (F) shares of Common Stock issued in connection with strategic transactions involving the Corporation and other entities, including joint ventures, manufacturing, marketing or distribution arrangements or technology transfer or development arrangements approved by the Board of Directors. References to Common Stock in the subsections of this clause (iv) above shall mean all shares of Common Stock issued by the Corporation or deemed to be issued pursuant to this Section 4(i). The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Corporation under this Section 4(i), into the aggregate consideration received, or deemed to have been received by the Corporation for such issue under this Section 4(i), for such Additional Shares of Common Stock.

                      (j) CERTIFICATE OF ADJUSTMENT. In each case of an adjustment or readjustment of the Series A Preferred Conversion Price, the Series B Preferred Conversion Price, the Series C Preferred Conversion Price or the Series D Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred, if such series of Preferred Stock is then convertible pursuant to this Section 4, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a



                                      13.

certificate showing such adjusted Conversion Price, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred, as applicable, at the holder's address as shown in the Corporation's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Corporation for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the respective Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred, as applicable.

                      (k) NOTICES OF RECORD DATE. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 3(c)) or other capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other corporation, or any Asset Transfer (as defined in Section 3(c)), or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred at least ten (10) days prior to the record date specified therein (or such shorter period approved by a majority of the outstanding Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred, voting together as a single class) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

                      (l) AUTOMATIC CONVERSION.

                             (i) Each share of Series A Preferred, Series B
Preferred, Series C Preferred and Series D Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series A Preferred Conversion Rate, Series B Preferred Conversion Rate, Series C Preferred Conversion Rate and Series D Preferred Conversion Rate, respectively,
(A) at any time upon the affirmative election of the holders of at least a majority of the then outstanding shares of such respective series of Preferred Stock, or (B) immediately upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation; provided that with respect to the Series B Preferred, the Series C Preferred and the Series D Preferred, the automatic conversion shall be further conditioned upon the following minimum proceeds requirements: (i) the per share price is at least $12.09 (as adjusted for stock splits, dividends, recapitalizations and the like) and (ii) the gross cash proceeds to the Corporation (before underwriting discounts, commissions and fees)



                                      14.

are at least $15,000,000. Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d). A public offering which satisfies the proceeds requirement described in clauses (i) and (ii) with respect to each of the Series C Preferred and the Series D Preferred are hereinafter referred to as a "Designated Public Offering" with respect to such series of Preferred Stock.

                             (ii) Upon the occurrence of either of the events
specified in Section 4(l)(i) above, the outstanding shares of Series A Preferred, Series B Preferred, Series C Preferred and/or Series D Preferred, as applicable, shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred, Series B Preferred, Series C Preferred and/or Series D Preferred, as applicable, are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series A Preferred, Series B Preferred, Series C Preferred and/or Series D Preferred, the holders of shares of such respective series of Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the shares of such series of Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Preferred, Series B Preferred, Series C Preferred and/or Series D Preferred, as applicable, surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of
Section 4(d).

                      (m) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board of Directors) on the date of conversion.

                      (n) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred. If at any time the number of authorized but unissued shares of Common Stock shall



                                      15.

not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                      (o) NOTICES. Any notice required by the provisions of this
Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

                      (p) PAYMENT OF TAXES. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which such shares of converted Preferred Stock were registered.

                      (q) NO DILUTION OR IMPAIRMENT. Without the consent of the holders of then outstanding Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred as required under Section 2(b), the Corporation shall not amend its Restated Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or take any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred against dilution or other impairment.

               5.     REDEMPTION.

                      (a) The Corporation shall be obligated to redeem the Series C Preferred and Series D Preferred as follows:

                             (i) If a Designated Public Offering with respect to
the Series C Preferred (or other transaction providing the holders of Series C Preferred with the opportunity for liquidity of their investment in the Series C Preferred based on a valuation of the Corporation comparable to the valuation required for a Series C Designated Public Offering) does not occur by the fifth anniversary of the Series C Original Issue Date, the holders of at least a majority of the then outstanding shares of Series C Preferred may require the Corporation, to the extent funds are legally available therefor, to redeem the Series C Preferred prior to any redemption of the Series A Preferred or Series B Preferred in three (3) equal annual installments, with the first



                                      16.

installment for one-third (1/3) of the then outstanding shares of the Series C Preferred being due and payable on the date not less than 90 days after the date the holders of Series C Preferred notify the Corporation in writing of their election to redeem the shares, the second installment for one-half (1/2) of the then outstanding shares of the Series C Preferred being due and payable on the first anniversary of the first redemption date and the third and final installment for all remaining outstanding shares of Series C Preferred being due and payable on the second anniversary of the first redemption date (the date for each of such installments a "Redemption Date"). The Corporation shall effect such redemptions on the applicable Redemption Date by paying in cash in exchange for the shares of Series C Preferred to be redeemed a sum equal to the Fair Market Value per share (as defined below) of Series C Preferred. The total amount to be paid for the Series C Preferred is hereinafter referred to as the "Series C Preferred Redemption Price." Shares subject to redemption pursuant to this Section 5(a) shall be redeemed from each holder of Series C Preferred on a pro rata basis.

                             (ii) If a Designated Public Offering with respect
to the Series D Preferred (or other transaction providing the holders of Series D Preferred with the opportunity for liquidity of their investment in the Series D Preferred based on a valuation of the Corporation comparable to the valuation required for a Series D Designated Public Offering) does not occur by the fifth anniversary of the Series C Original Issue Date, the holders of at least a majority of the then outstanding shares of Series D Preferred may require the Corporation, to the extent funds are legally available therefor, to redeem the Series D Preferred prior to any redemption of the Series A Preferred or Series B Preferred in three (3) equal annual installments with the first installment for one-third (1/3) of the then outstanding shares of the Series D Preferred being due and payable on the date not less than 90 days after the date the holders of Series D Preferred notify the Corporation in writing of their election to redeem the shares, the second installment for one-half (1/2) of the then outstanding shares of the Series D Preferred being due and payable on the first anniversary of the first redemption date and the third and final installment for all remaining outstanding shares of Series D Preferred being due and payable on the second anniversary of the first redemption date (the date for each of such installments a "Redemption Date"). The Corporation shall effect such redemptions on the applicable Redemption Date by paying in cash in exchange for the shares of Series D Preferred to be redeemed a sum equal to the Fair Market Value per share of Series D Preferred. The total amount to be paid for the Series D Preferred is hereinafter referred to as the "Series D Preferred Redemption Price." Shares subject to redemption pursuant to this Section 5(a) shall be redeemed from each holder of Series D Preferred on a pro rata basis.

                             (iii) The "Fair Market Value" for purposes of
determining the applicable Redemption Price for the Series C Preferred or Series D Preferred under this Section 5 shall be the greater of the following amounts as of the date of the fifth anniversary of the Original Issue Date of the Series C Preferred, (A) the fair market value of the shares of Common Stock into which such series of Preferred Stock is then convertible (exclusive of any discounts regarding liquidity and minority positions), determined by agreement of the Board of Directors and the holders of a majority of the then outstanding shares of such series of Preferred Stock or, if such parties cannot agree upon the fair market value, as determined by an independent investment banker selected by the Board of Directors and the holders of a majority of the then outstanding shares of such series of Preferred Stock, or (B) the value of the assets the holders of such series of Preferred Stock would receive pursuant to a liquidation of the Corporation



                                      17.

pursuant to Section 3 based upon the fair market value of the Corporation as determined according to clause (A).

                             (iv) At least thirty (30) days prior to the first
Redemption Date of any shares of Series C Preferred and/or Series D Preferred, the Corporation shall send a notice (a "Redemption Notice") to all holders of Series C Preferred and/or Series D Preferred to be redeemed setting forth (A) the Redemption Price for the shares to be redeemed; and (B) the place at which such holders may obtain payment of the Redemption Price upon surrender of their share certificates. If the Corporation does not have sufficient funds legally available to redeem all shares to be redeemed at the Redemption Date, then it shall redeem such shares pro rata (based on the relative portion of the Series C Redemption Price and Series D Redemption Price payable to them) to the extent possible and shall redeem the remaining shares to be redeemed as soon as sufficient funds are legally available.

                      (b) On or prior to each Redemption Date, the Corporation shall deposit the Redemption Price of all shares to be redeemed with a bank or trust Corporation, as a trust fund, with irrevocable instructions and authority to the bank or trust Corporation to pay, on and after such Redemption Date, the Redemption Price of the shares to their respective holders upon the surrender of their share certificates. Any moneys deposited by the Corporation pursuant to this Section 5(b) for the redemption of shares thereafter converted into shares of Common Stock pursuant to Section 4 hereof prior to the Redemption Date shall be returned to the Corporation forthwith upon such conversion. The balance of any funds deposited by the Corporation pursuant to this Section 5(b) remaining unclaimed at the expiration of one (1) year following such Redemption Date shall be returned to the Corporation promptly upon its written request.

                      (c) On or after such Redemption Date, each holder of shares of Series C Preferred and/or Series D Preferred to be redeemed shall surrender such holder's certificates representing such shares to the Corporation in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after such Redemption Date, unless there shall have been a default in payment of the Redemption Price or the Corporation is unable to pay the Redemption Price due to not having sufficient legally available funds, all rights of the holder of those shares which are subject to redemption on the Redemption Date as holder of Series C Preferred and/or Series D Preferred (except the right to receive the Redemption Price without interest upon surrender of their certificates), shall cease and terminate with respect to such shares; provided that in the event that shares of Series C Preferred or Series D Preferred are not redeemed due to a default in payment by the Corporation or because the Corporation does not have sufficient legally available funds, such shares of Series C Preferred or Series D Preferred shall remain outstanding and shall be entitled to all of the rights and preferences provided herein.

               In the event of a call for redemption of any shares of Series C Preferred and/or Series D Preferred, the Conversion Rights (as described in
Section 4) for such Series C Preferred and/or Series D Preferred shall terminate as to the shares designated for redemption at the close



                                      18.

of business on the third (3rd) business day preceding the Redemption Date, unless default is made in payment of the Redemption Price.

                      (d) In the event that the Corporation fails to effect a redemption as required under this Section 5 for the holders of Series C Preferred or Series D Preferred upon the proper election of such holders, then the holders of a majority of the then outstanding shares of the Series C Preferred and Series D Preferred, voting together as a single class, may cause the Corporation to enter into an Acquisition or Asset Transfer transaction (as those terms are defined in Section 3(c)).

               6.     NO REISSUANCE OF PREFERRED STOCK.

                      No share or shares of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.

                                       V.

        For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

        A.     BOARD OF DIRECTORS.

               1. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. Subject to the rights of the holders of any series of Preferred Stock, the number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted by the Board of Directors.

               2. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, following the closing of the initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "1933 Act"), covering the offer and sale of Common Stock to the public (the "Initial Public Offering"), the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the closing of the Initial Public Offering, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the closing of the Initial Public Offering, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the closing of the Initial Public Offering, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.



                                      19.

        Notwithstanding the foregoing provisions of this section, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

               3.     REMOVAL OF DIRECTORS.

                      a. Neither the Board of Directors nor any individual director may be removed without cause.

                      b. Subject to any limitation imposed by law, any individual director or directors may be removed with cause by the holders of a majority of the voting power of the Corporation entitled to vote at an election of directors.

               4.     VACANCIES.

                      (a) Subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director's successor shall have been elected and qualified.

                      (b) If at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent (10%) of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in offices as aforesaid, which election shall be governed by Section 211 of the DGCL.

        B.     BYLAWS.

               1. Subject to paragraph (h) of Section 43 of the Bylaws, the Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the voting stock of the Corporation entitled to vote. The Board of Directors shall also have the power to adopt, amend, or repeal Bylaws.

               2. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.



                                      20.

               3. No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws or by written consent of stockholders in accordance with the Bylaws prior to the closing of the Initial Public Offering and following the closing of the Initial Public Offering no action shall be taken by the stockholders by written consent.

               4. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

                                       VI.

        A. The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law.

        B. Any repeal or modification of this Article VI shall be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

                                      VII.

        A. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B. of this Article VII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the voting stock required by law, this Amended and Restated Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the voting stock, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, and VII.

                                     * * * *

        FOUR: This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of this Corporation.

        FIVE: This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware by the Board of Directors and the stockholders of the Corporation. The total number of outstanding shares entitled to vote or act by written consent was six million three hundred ninety three thousand seventy-four (6,393,074) shares of Common Stock, sixty eight thousand one hundred (68,100) shares of Series A Preferred Stock and three hundred thirty-four thousand nine hundred seven (334,907) shares of Series B Preferred Stock, four million four hundred fifty-eight thousand three hundred thirty-two (4,458,332) shares of Series C Preferred Stock and two million three hundred sixty four thousand nine hundred



                                      21.

seventeen (2,364,917) shares of Series D Preferred Stock. The holders of a majority of the outstanding shares of Common Stock, a majority of the outstanding shares of Series A Preferred Stock and a majority of the outstanding shares of Series B Preferred Stock approved this Amended and Restated Certificate of Incorporation by written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware and written notice of such was given by the Corporation in accordance with said Section 228.

        IN WITNESS WHEREOF, MEDIBUY.COM, INC. has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer and President in San Diego, California this ____ day of _____________, 2000.

                                        MEDIBUY.COM, INC.



                                        ----------------------------------------
                                        DENNIS J. MURPHY,
                                        Chief Executive Officer and President



                                      22.